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                                                                   EXHIBIT 10.18


                      INVESTIGATIONAL TREATMENT AGREEMENT

     Agreement made as of the first day of September, 1994 (the "Effective Date") between The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital having a principal place of
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business at Fruit Street, Boston, Massachusetts 02114 ("General"), Rees G.
Cosgrove, M.D., Department of Neurosurgery, Massachusetts General Hospital, Boston, Massachusetts 02114 ("Principal Investigator") and Photoelectron Corporation, a corporation having an office at 400-1 Totten Pond Road, Waltham, Massachusetts 02254 ("Company").

     1. Principal Investigator agrees to participate as an investigator in an investigational treatment study of Model 3 of the Photon Radiosurgery System (hereinafter referred to as the "Study Device") in accordance with the multi-institution study protocol entitled "A Study of the Safety and Efficacy of the Photon Radiosurgery System in the Treatment of Brain Metastases", a copy of which is attached hereto as Exhibit A (hereinafter referred to as the "Study"). In the event of any conflict between Exhibit A and the provisions of this Agreement, the provisions of this Agreement shall govern. That portion of Study that is carried out at General is hereinafter referred to as "Institutional Study." The Principal Investigator also agrees to adhere to the Standard Operating Procedures for the Study as mandated by the FDA and to operate and maintain the Study Device according to the instructions provided by Company.

     2. The Institutional Study will be conducted by Principal Investigator at General with the prior approval and ongoing review of all appropriate and necessary review authorities and in accordance with all federal, state and local laws and regulations. Principal Investigator shall provide Company with written evidence of review and approval of this Study by General Institutional Review Board prior to the initiation of the Institutional Study and of the Board's continuing review and approval of the Study whenever it is reviewed, but at least once per year. All volunteers will meet the legal age requirements of the Commonwealth of Massachusetts; the state in which the Study is to be conducted.

     3. Principal Investigator will furnish Company or its designated Study Monitor with the data resulting from the Institutional Study in signed case report forms within a reasonable time after completion of each form and Company shall have the unrestricted right to use such data including, but only to the extent that subjects' consents have been obtained, the subjects' names, any identifying information, and any audiotapes, photographs or other likenesses. The case report forms to be used will be those supplied by Company. Patient records shall be made available to Company representatives upon request for comparison with case report forms. Such records will also be made available upon request for review by representatives of the U.S. Food and Drug

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Administration. Records of the study including either the original or a copy of all volunteer consent forms shall be retained in conformance with applicable federal regulations.

     4. It is understood that this Study is a multicentre investigation and that a publication of results from all sites is expected to be made in accordance with paragraph 5. After submission of the multicenter results for publication, notification by Company that such a submission is no longer planned, or twelve (12) months after termination of the Study at all sites, whichever shall first occur, the Principal Investigator will be free to publish the results of the Institutional Study subject only to the provisions of Paragraph 7 regarding Company's confidential information. Company will be furnished with a copy of any proposed publication for review and comment prior to submission for publication, for manuscripts, at least thirty (30) days prior to submission, and for abstracts, at least seven (7) days prior to submission. At the expiration of such thirty (30) day or seven (7) day period, Principal Investigator may proceed with submission for publication.

     5. Since the Study is to be carried out at a number of institutions, a minimum of one journal article describing the analyzed results from all institutions will be submitted for publication at the conclusion of the Study. Such manuscript(s) will bear as authors, among others, all Principal Investigators of the Study. The order of authors will be as follows: Those who design and implement the Study will be first; individuals from the institution contributing the most patients will be listed next; the principal investigator and other individuals at the institution contributing the second largest number of patients will be next; and so on.

     6. At the conclusion of the Study and after such time as a minimum of one multi-authored, multi-institution journal article has been published, all Principal Investigators from all institutions participating in the Study who have treated with the Study Device the number of anticipated patients as described in paragraph 15 will be given complete access to all of the patient data accrued in the Study.

     7. It is understood that General cannot assure confidential treatment of any information that may be disclosed to any General staff member, employee or student. However, the Principal Investigator agrees that, for a period of five
(5) years from the Effective Date of this Agreement, the Principal Investigator will not disclose to any third party information which the Principal Investigator receives from Company which is in writing and designated as confidential or, if disclosed orally, is designated as confidential at the time of disclosure and confirmed in writing as confidential within twenty-one (21) days of such disclosure, or use such information for any purpose other than the purpose of

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conducting the Study, obtaining any required review of the Study or its conduct, or in the sound judgment of Principal Investigator, ensuring proper medical treatment of any patient or subject. Such information shall not be considered confidential nor subject to this Agreement if it: (i) was in Principal Investigator's possession prior to receipt thereof from Company as shown by written records; (ii) is already available or becomes available to the public through no fault of Principal Investigator; (iii) was received by Principal Investigator from a third party having a right to disclose it; (iv) is developed by or on behalf of Principal Investigator; or (v) was ordered disclosed as a matter of law.

     8. General and Company agree that Company shall have an opportunity to acquire by assignment all rights to each invention which constitutes a new use or modification of the Study Device and is made by General personnel, solely or jointly, in the performance of the Institutional Study (hereinafter referred to as "Invention"). Each Invention shall be promptly reported in writing to Company and to General and Company shall have ninety (90) days following receipt of such report to submit a written request to General to acquire rights to the reported Invention. In the event Company so elects to acquire rights to an Invention, General shall promptly obtain from General personnel appropriate assignments of all rights in the Invention held by such personnel and thereafter shall assign all its rights to Company.

     9. This Agreement shall have an initial term of two (2) years from the Effective Date and thereafter the term of this Agreement shall automatically renew for additional one (1) year periods until such time as one party notifies the other parties in writing at least thirty (30) days prior to the anniversary of the Effective Date that the Agreement should not be renewed. Any party hereto shall have the right to terminate the Institutional Study and this Agreement at any time upon thirty (30) days prior written notice thereof to the other parties. The obligations of the parties under Paragraphs 3,4,5,6,7,8, 12,13,14,17,18 and 20 shall survive the termination of this Agreement.

     10.  Company will provide the following equipment and other supplies to
General: two Model 3 X-ray sources (each including internal radiation monitor), a Control Box System, a 486DX Laptop Computer with applications software, colour HP printer, photodiode array, probe straightener, external radiation monitor and various clinical accessories, an ionization chamber, an electrometer with computer interface, and an IBM-compatible computer and a number of calibration accessories, a dosimetry water tank with control electronics, applications software, a radiochromic film reader, dosimetry phantoms and dosimetry accessories (collectively, the "Equipment"). The parties acknowledge that at the time of execution of this Agreement the price of the Equipment, with Warranty and Service Contract, is approximately $544,400.

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     11.  Company agrees to support this Institutional Study by: (a) providing a
Study Device including all Equipment listed in paragraph 10 above at no charge to General (b) providing the Principal Investigator with information and instruction pertaining to the Study Device and its operation as needed to perform the Study; (c) repairing, maintaining, and modifying the Study Device as needed during the Institutional Study; (d) monitoring the Institutional Study; and (e) providing General with a research grant for one-half the salary of a nurse/coordinator designated by General for the term of this Agreement. The responsibilities of the nurse/coordinator will include overseeing the collection and assembly of data generated by the Institutional Study, frequent correspondence with the Study Monitor, scheduling of patient visits, and supervision of the follow-up of each patient by shepherding patients through their visits with various physicians and to different diagnostic procedures. Payment to General for one-half the salary of the nurse/coordinator in the amount of $51,538.87 per year, which includes salary of $33,290.40, fringe benefits (20.95%) in the amount of $6974.34 and indirect costs (28%) in the amount of $11,274.13. Payment will be made in equal quarterly payments in the amount of $12,884.72.

     The checks should be made payable to "The General Hospital Corporation" and sent, along with a letter indicating the name of the Principal Investigator and the specific agreement for which the funds are intended, to:

          Director
          Office of Technology Affairs
          Massachusetts General Hospital
          Thirteenth Street, Building 149, Suite 1101
          Charlestown, MA 02129

     12. At the completion of enrollment and treatment of twenty-five (25) patients with the Study Device in the Institutional Study, all Equipment listed in paragraph 10 above will become assets of General.

     13. In the event the Institutional Study is terminated early (prior to the treatment of twenty-five (25) Institutional Study patients with the Study Device), an accounting will be made of the Equipment provided for the Institutional Study by Company and any such Equipment remaining shall be returned to Company on a pro rata basis based upon the number of patients treated with the Study Device as agreeable to both General and Company. In addition, the amount of the research grant under Paragraph 11(e) by Company to support the Institutional Study shall be appropriately prorated based upon the duration of the Agreement.

     14. It is understood that during the term of this Agreement, in the interest of device integrity and patient safety, the Study Device will be used for no purpose other than the Institutional

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Study without the written permission of the Director of Clinical Trials at
Company. After the term of this Agreement, any Equipment that remains at the General may be used for any purpose consistent with any applicable federal, state or local laws or regulations.

      15. It is anticipated that General will treat a minimum of ten (10) eligible patients with the Study Device, per year, following the Effective Date of this Agreement. Failure to treat at least twenty (20) eligible patients with the Study Device during the two years following the Effective Date of this Agreement may result in termination of the Institutional Study at [*****] in accordance with paragraph 9 and the pro rated return of Equipment as provided for in paragraph 13.

      16. The covers may not be removed from any of the Equipment listed in paragraph 10 by non-Company personnel with the sole exception of the Control Box System which may be opened for testing only in order to switch from manual to computer control of the system. Adherence to this policy will both protect the interests of the Company and ensure that all Study patients are treated with equipment that has met the same standards.

      17. (a) Company shall indemnify, defend and hold harmless General and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments:
(i) arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning the Study Device or any modification thereof developed pursuant to this Agreement and made by Company or a licensee, affiliate or agent of Company; (ii) arising out of any side effect or adverse reaction, illness or injury resulting from Indemnitees' performance of the Study and occurring to any person involved in the Study; or (iii) arising out of damage to any property resulting from and occurring during the Indemnitees' performance of the Study; or (iv) arising out of the negligence of the Study Monitor designated by Company. General agrees to notify Company promptly of any such claim, suit, action, demand or judgment and General and Principal Investigator agree to permit Company to control the defense and disposition thereof (including, without limitation, all decisions to litigate, settle or appeal) and further agree to reasonably cooperate with Company in the handling thereof. Company agrees to keep General informed of the progress in the defense and disposition of such claims and to consult with General with regard to any settlement thereof which Company proposes to enter into.

     (b) Company's indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is

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attributable to the: (i) negligent activities, reckless misconduct or intentional misconduct of the Indemnitees; or (ii) failure of the Indemnitees to adhere to the terms of the protocol for the Study.

      (c) Company agrees, at its own expense, to provide attorneys reasonably acceptable to the General to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

      18. (a) At such time as the Study Device or any modification thereof is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company or by a licensee, affiliate or agent of Company, Company shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds, with respect to claims arising out of Indemnitees' performance of, or involvement in, the Institutional Study, except those claims attributable to (i) or (ii) of subparagraph 17(b) of this Agreement. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company's indemnification under Paragraph 17 of this Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the General and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amounts of insurance coverage required under this Paragraph 18 shall not be construed to create a limit of Company's liability with respect to its indemnification under Paragraph 17 of this Agreement.

      (b) Company shall provide General with written evidence of such insurance upon request of General. Company shall provide General with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

      (c) Company shall maintain such comprehensive general liability insurance during (i) the period that the Study Device or any modification thereof is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company or by a licensee, affiliate or agent of Company and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than five (5) years.

      19. The terms of this Agreement can be modified only by a writing which is signed by General, Principal Investigator and Company.

      20.  No party to this Agreement shall use the name of any

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other party or of any staff member, employee or student of any other party or any adaptation thereof in any advertising, promotional, sales literature or publicity or in any non-scientific publication without the prior written approval of the party or individual whose name is to be used. For General,such approval shall be obtained from the Director of Public Affairs and for Company, from its Chief Executive Officer.

      21. Any notices to be delivered by either party to the others shall be delivered as follows: if to General, to Director, Office of Technology Affairs, Massachusetts General Hospital, Thirteenth Street, Building 149, Suite 1101, Charletown, MA 02129; if to Principal Investigator, to Rees G. Cosgrove, M.D., Department of Neurosurgery, Massachusetts General Hospital, Fruit Street, Boston, MA, and if to Company to Jacquelyn C. Yanch, Photoelectron Corporation, 400-1 Totten Pond Road, Waltham MA 02254.

      22. The provisions of this Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

PHOTOELECTRON CORPORATION               THE GENERAL HOSPITAL CORPORATION
                                        (Federal Tax ID No: 042 697 983)


BY: /s/Jacquelyn Yanch                  BY: /s/ Marvin C. Guthrie
   --------------------------------        ------------------------------
    Jacquelyn Yanch, Ph.D.                 Marvin C. Guthrie

TITLE:  Director of Clinical            TITLE:  Vice President for Patents
        ---------------------------             --------------------------
        Trials                                  Licensing and Industry
        ---------------------------             --------------------------
                                                Sponsored Research
                                                --------------------------


DATE:  12 October 1994                  DATE: 10/24/94
       ----------------------------           ----------------------------

                                        PRINCIPAL INVESTIGATOR



BY: /s/Peter Oettinger                  /s/ Rees G. Cosgrove, M.D.
    -------------------------------     ----------------------------------
    Peter Oettinger, Ph.D.              Rees G. Cosgrove, M.D.

TITLE:  Chief Operating Officer
        ---------------------------
                                        DATE: 10/3/94
                                        ----------------------------------
DATE: October 12, 1994
      -----------------------------

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